Exhibit 10.4

BY ELECTRONIC MAIL

Yonah Kalfa

9 Rabban Gamliel

Raanana, Israel

434024

January 20, 2024

Re: Deferred Payment Conversion

Dear Yonah

This letter confirms our agreement to issue you 5,347,594 shares of common stock (the “Shares”) as compensation for your extraordinary contribution to the company, which is derived by dividing $1,000,000, which represents all but $137,000 of your deferred Base Salary, by yesterday’s closing price of $0.187. While the issuance and delivery to you of the Shares is for your extraordinary contribution to the Company over the years, you have agreed, in exchange to waive your right to receive all but $137,000 of your deferred Base Salary as defined and described in clause 2.1(a) of your service agreement with Slinger Bag Limited dated 7 September 2020 (the “Service Agreement”) to which you would otherwise be entitled to receive through January 31, 2024.

You hereby agree that upon receipt of the Shares you will have received all but $137,000 of your deferred Base Salary to which you would be entitled under the Service Agreement through January 31, 2024 and that no further bonus payments shall be owed to you in respect of the period prior to and up to January 31, 2024.

Please sign where indicated below to evidence your acceptance and agreement to the above terms.

Yours faithfully,

/s/ Mark Radom
CONNEXA SPORTS TECHNOLOGIES, INC.
Title: General Counsel

Agreed and accepted by Yonah Kalfa

Connexa Sports Technologies Inc. ｜ 2709 N. Rolling Road, Suite 138, Windsor Mill, MD 21244 ｜

(443) 407-7564

www.Connexasports.com